Exhibit 10.40

DSP Group HK Ltd. 8/F The General Garment Bldg. 100-110 Kwai Cheong Road Kwai Chung, NT, Hong Kong

April 16, 2008

PRIVATE & CONFIDENTIAL

Mr. Ofer Elyakim

(Hereinafter: The “Employee”)

HONG KONG

Employment offer as Senior VP & President, SEA

We are pleased to offer you the above appointment subject to the terms and conditions as set out below:

1.	Position

Your position will be Senior VP & President, SEA. In undertaking your employment, you may be required to undertake other appropriate or additional duties necessary to give effect to the operational requirements of the Company.

2.	Location

Your work location will be in Hong Kong. You will also be required to travel to other places and countries where necessary.

3.	Commencement Date

The commencement date is May 1 2008, subject to receiving working visa in Hong Kong.

4.	Base Salary

Your monthly base salary will be HK$115,150.

5.	Adaptation grant

You will receive one-time Adaptation grant of HK$155,000.

6.	Annual Vacation Entitlement

6.1	Your annual vacation entitlement is 23 days.

6.2	Once per annum, the Company shall pay for return airplane tickets in business class for the employee and in economy class for his family to enjoy a holiday, the Company shall place a hired car at the Employee’s disposal.

7.	Car Allowance

You will receive monthly Car Allowance in the amount of HK$8,000.

DSP Group HK Ltd. 8/F The General Garment Bldg. 100-110 Kwai Cheong Road Kwai Chung, NT, Hong Kong

8.	Children Education Allowance

You will receive monthly Children Education Allowance. The sum shall be updated in each calendar educational year in accordance with changes in tuition fees at educational institutions in Hong Kong and in accordance with the children’s graduation from one class / kindergarten to another. This payment will be applicable based on actual invoices received from kindergarten/school.

9.	Reimbursement of Expenses

9.1	The company shall reimburse the Employee for the cost of taking out a driving license in Hong Kong.

9.2	The Company shall pay for the Employee’s use of a mobile telephone and a telephone in his apartment for the purposes of his work.

The Employee shall present an appropriate monthly report of these expenses.

9.3	The Company shall pay for the installation of a telephone line and an Internet connection in the Employee’s home and shall fund the monthly fee for the Internet connection.

9.4	The employee shall present an appropriate monthly report of these expenses.

10.	Medical Insurance

During the employee Employment Period, The Company shall take out medical insurance policies for the Employee and his family.

11.	Personal Effects

The Company shall bear the expense incurred for the shipping and insurance of the Employee’s and his Accompanying Family Members’ personal effects from Home Country to Hong Kong up to the size of one, 30 cubic foot shipping container.

12.	Annual Bonus Plan

You may be eligible for the Company’s annual bonus plan based upon the Company and individual’s performance. If you fully achieve your objectives, your potential bonus payout will be at least what it is today.

The deployment of annual bonus plan, the structure and the payment arrangement thereof are subject to the sole and full discretion of the management, and the same may vary from time to time.

13.	Retirement Benefit Scheme

During your employment in Hong Kong, you will be eligible to participate in the Company’s MPF Scheme.

DSP Group HK Ltd. 8/F The General Garment Bldg. 100-110 Kwai Cheong Road Kwai Chung, NT, Hong Kong

14.	Salaries Tax

You will be responsible for the Hong Kong Salaries Tax imposed on your earnings and benefits generated as a result of your employment with the Company.

As and when the job requires, you may need to travel to countries outside Hong Kong. In this regard, the Company has a tax equalization policy. In general, an employee who becomes liable to personal income tax or salaries tax in such other countries solely due to job-related business trips (and not due to residency) should neither gain nor loss under such policy.

However, the said tax equalization arrangement is subject to your provision of all copies and supporting on your travel documents and records on a timely basis as required by the Company. Otherwise, you will be liable for payment of any personal income tax and salaries tax in other countries, and also any penalty or consequence that may arise due to your failure to product such supporting documents.

15.	Termination

15.1	Either party may terminate this employment agreement by giving to the other party three (3) month’s notice in writing or by paying three (3) month’s wages (with definition according to Hong Kong Employment Ordinance) in lieu of notice.

15.2	Within three months from the date of end of your employment, The Company shall bear the expense incurred for the shipping and insurance of the Employee’s and his Accompanying Family Members’ personal effects from Hong Kong up to the size of one, 30 cubic foot shipping container.

15.3	If the employee resign from the company before completing 24 months of service the Company shall deduct the sum of all expenses paid for transferring the Employee and his family from Home Country to Hong Kong from any sum due to the Employee.

16.	Secondary Employment

You will devote your whole time and attention to your employment and will attend punctually at your place of duty during usual working hours, and such periods of overtime as may be necessary having regard to the exigencies of the Company’s business. You will not during the term of your employment engage in any other employment or business without the previous consent in writing of the Company.

17.	Rules & Regulations

You are required to observe local laws and norms, and the Company’s policies, procedures and other directives of the Company. If you are in breach of any rules and regulations of the Company, you shall be deemed to have breached this employment contract.

You are also required to comply with the policies stipulated by the Company from time to time, including but not limited to the policies published by the Company in our intranet and/or otherwise communicated to you through other means (which are subject to changes by the Company).

DSP Group HK Ltd. 8/F The General Garment Bldg. 100-110 Kwai Cheong Road Kwai Chung, NT, Hong Kong

Other than the terms stated above, you are not entitled to any other benefits or compensation except those mandatory benefits as stipulated by the Hong Kong Employment Ordinance or other laws and regulations. In addition, the Company reserves the right to vary the terms and conditions of employment to a reasonable extent if necessary.

The Company may designate you to any offices, locations, departments, sections and may second or transfer you to other comparable jobs and to any of our associated companies.

18.	Confidentiality

You shall not during your employment or at any time thereafter (otherwise than in the proper performance of any duties herein) without the consent in writing of the Company being first obtained use for your own account publish, disclose or otherwise divulge to any person, firm or company (and shall at all times use your best endeavors to prevent the publication or disclosure of) any information concerning the business, products, know-how, technology, accounts, finance, clients or customers of the Company, and upon termination of your employment, you shall forthwith surrender to the Company all original and copy documents, samples or other items relating to any matter aforesaid.

You shall not during your employment or within 1 year thereafter directly or indirectly induce, entice or solicit, or attempt to induce, entice or solicit any person to terminate his or her employment or consulting relationship with the Company.

/s/ Tali Chen
Tali Chen
DSP Group
VP, Human Resources

ACCEPTANCE OF THE OFFER

With my signature I accept the offer

________________________	/s/ Ofer Elyakim	4/28/2008
Ofer Elyakim	Signature	Date